Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C3L2
Tel:  (604) 687-6600
Toll Free:  1-888-411-GOLD
Fax:  (604) 687-3932
Email:  info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol - ARZ NYSE MKT Ticker Symbol - AZK U.S. Registration (File 001-31893) News Release Issue No.17 - 2012

June 12, 2012

FOR IMMEDIATE RELEASE

MARBAN’S PHASE TWO DRILL PROGRAM RESULTS HIGHLIGHT WIDE MINERALIZED AND
HIGH GRADE INTERVALS

Aurizon Mines Ltd. (TSX: ARZ, NYSE MKT: AZK) is pleased to report additional results from the Phase Two drill program conducted under the terms of the Aurizon Mines Ltd. (“Aurizon”) earn-in option on the Marban property, located in the Malartic gold camp, Abitibi region of Quebec.  Previously released results from the Phase Two drill program were reported in Aurizon’s news releases March 1 and April 26, 2012.

Results from 22 new drill holes and three (3) extensions of previous holes were obtained on the Marban gold deposit and are included in this release.  The drill results are tabled on the following pages.

Thesenew results highlight the presence of wide mineralised intervals, as well as smaller high grade intervals located mainly within the Western High Grade Zone (“WHGZ”), which is located immediately west of the former Marban Mine, from surface down to a depth of 250 metres.

Drilling highlights include:

·	The best results from the in-fill drill holes on the Western High Grade Zone (WHGZ) returned the following results:

·	5.13 grams of gold per tonne over 6.0 metreson section 3700 at a vertical depth of 230 metres(MB-12-282)

·	4.67 grams of gold per tonne over 13.0 metres on section 3675 at a vertical depth of 140 metres (MB-12-284)

·	7.28 grams of gold per tonne over 7.2 metres on section 3650 at a vertical depth of 125 metres (MB-12-297)

·	26.10 grams of goldper tonne over 1.2 metres and 39.50 grams of gold per tonne over 1.0 metreon section 3650 at a vertical depth of 95 and 130 metres respectively(MB-12-297)

·	24.60 grams of goldper tonne over 1.2 metreson section 3575 at a vertical depth of 30 metres (MB-12-300)

·	45.80 grams of gold per tonne over 1.0 metreon section 3800 at a vertical depth of 75 metres (MB-12-306)

The 25 holes are distributed along a strike length of 950 metres with an average depth of 250 metres.  Every hole returned one to four mineralized intervals with grades varying from 0.8 to 45.8 grams of gold per tonne over core length of 0.5 to 13 metres. As the core angle of mineralized structures varies slightly between 80 and 90 degrees, mineralized intervals are assumed to be true width.

The Phase Two program to date totals90 holes and nine (9) extensions of previous holes for 34,656 metres drilled.  An updated mineral resource estimate based on the Phase One drill results, as well as basic technical studies, including metallurgical test work, should be completed by the end of the second quarter, 2012.

News Release – June 12, 2012 Marban’s Phase Two Drill Program Results Highlight Wide Mineralized And High Grade Intervals	Page | 2

Marban deposit drilling

The 2010-2012 drill programs have confirmed that mineralization extends between surface and an approximate depth of 250 metres, where previous mining operations took place.  The programs also led to the discovery of the shallow area called the Western High Grade Zone and the identification of the Eastern Down Dip Zone. The Eastern Down Dip Zone is located below a vertical depth of 250 metres and remains open at depth and laterally.

Aurizon Option

Aurizon can earn up to a 65% interest the Marban Block property under the terms of an option and joint venture agreement dated July 5, 2010, between NioGold Mining Corporation (“NioGold”) and Aurizon.  The initial 50% interest can be earned by incurring expenditures of $20 million over three years, completing an updated NI 43-101 compliant mineral resource estimate, and by making a resource payment for 50% of the total gold ounces defined by the mineral resource estimate. NioGold isthe project operator during the initial earn-in period (see news release dated July 6, 2010).

Technical Information, Quality Control and Qualified Persons

Reported intervals are in core lengths but are anticipated to approximate true width, except where structural complexities occur, as the holes were drilled nearly perpendicular to the principal local structural orientation.

Diamond drill holes were drilled with NQ-size core in order to obtain larger sample volumes of the mineralised zones, except for holes that traversed underground workings which were completed using BQ-size core.  The core was sealed and delivered by the drilling contractor to NioGold’s facilities located at the Norlartic mine site.  The core was photographed for reference, logged and mineralised sections were sawed in half.  Sample lengths vary between 0.5 to 1.5 metres.  The halved core samples were bagged, sealed and delivered to ALS Chemex in Val-d’Or, Quebec, an accredited laboratory.  The remaining core is stored on site for reference.  Samples were assayed by the fire-assay method using an atomic absorption finish on a 50-gram pulp split.  A quality assurance and quality control program (QA/QC) was implemented by NioGold and the laboratory to insure the precision and reproducibility of the analytical method and results.  The QA/QC program includes the insertion of standards, blanks and field duplicates in the sample batches sent to the laboratory and a systematic re-assaying of samples returning values above 2 grams of gold per tonne by the fire-assay method using a gravimetric finish.  As well, pulps grading above 0.5 grams of gold per tonne are sent to Bourlamaque Assay Laboratories Ltd. in Val-d’Or for check assaying.

The drill program is conducted under the supervision of Yan Ducharme, M.Sc., P.Geo. (OGQ), NioGold’s Vice president of Exploration and a qualified person as defined by National Instrument 43-101. This news release was prepared under the supervision of Martin Demers, P.Geo., Aurizon’s General Manager, Exploration and a Qualified Person under National Instrument 43-101, based on information made available by NioGold and verified by personnel of Aurizon.

News Release – June 12, 2012 Marban’s Phase Two Drill Program Results Highlight Wide Mineralized And High Grade Intervals	Page | 3

Drill results – Marban Deposit

Hole	Easting (m)	Northing (m)	Azimuth	Dip	Hole Length (m)	From (m)	To (m)	Length (m)	Grade (g/t Au)	Zones
MB-12-274	4500	3941	N180°	-59°	480.0	57.6	67.2	9.6	0.99	2
						211.2	211.7	0.5	11.10	J
						285.2	290.0	4.8	4.34	M
						422.3	424.6	2.3	4.74	*
MB-12-275	4350	3840	N180°	-48°	345.0	29.7	30.2	0.5	24.20	2
						48.3	59.3	11.0	0.81	E
MB-12-278	4100	4220	N180°	-56°	512.0	35.1	41.5	6.4	0.87	*
						331.1	335.6	4.5	4.34	B
						353.0	362.4	9.4	1.50	C2
MB-12-279	3950	4030	N180°	-45°	314.0	249.1	257.0	7.9	0.56	T
MB-12-281	3725	4320	N180°	-47°	461.0	376.2	380.8	4.6	3.15	E
MB-12-282	3700	4230	N180°	-48°	401.0	112.8	113.7	0.9	4.57	*
						301.4	307.4	6.0	5.13	E
					incl	301.4	302.5	1.1	16.35	E
						313.2	314.4	1.2	8.55	D1
MB-12-283	3725	4185	N180°	-47°	380.0	261.7	267.7	6.0	3.23	E
						274.5	280.1	5.6	3.02	D1
MB-12-284	3675	4160	N180°	-47°	332.0	148.4	149.6	1.2	5.26	*
						185.6	198.6	13.0	4.67	2
MB-12-285	3750	4100	N180°	-46°	312.0	151.4	152.5	1.1	12.40	2
						177.5	178.1	0.6	12.45	Z
						189.4	190.3	0.9	4.24	*
						226.5	227.5	1.0	7.69	E
						263.2	264.7	1.5	4.82	A
MB-12-287	3950	4245	N180°	-45°	485.0	162.2	163.4	1.2	39.10	*
						231.4	232.5	1.1	5.58	2
						313.9	314.8	0.9	11.55	E
						381.0	392.0	11.0	1.75	A
						416.1	426.3	10.2	1.79	T
MB-12-289	3850	4145	N180°	-45°	390.0	221.4	222.3	0.9	5.51	Z
MB-12-290	3850	4075	N180°	-45°	332.0	163.3	164.5	1.2	14.90	Z
						168.6	170.5	1.9	8.32	Z
MB-12-294	3550	4135	N180°	-51°	270.0	58.2	59.4	1.2	3.27	*
MB-12-297	3650	4085	N180°	-52°	294.0	117.0	118.2	1.2	26.10	*
						151.6	158.8	7.2	7.28	2
						164.0	165.0	1.0	39.50	Z
						188.8	192.4	3.6	5.20	E
MB-12-298	3550	4070	N180°	-50°	230.0	63.0	64.2	1.2	6.77	*
MB-12-300	3575	4000	N180°	-51°	284.0	34.2	35.4	1.2	24.60	2
MB-12-301	3625	4000	N180°	-51°	240.0	135.0	136.9	1.9	2.57	E
MB-12-302	3650	4025	N180°	-51°	246.0	153.2	157.5	4.3	1.19	E
MB-12-303	3650	3965	N180°	-50°	207.0	120.9	122.0	1.1	6.10	E
MB-12-304	3600	3895	N180°	-51°	201.0	53.8	65.4	11.6	1.25	E
MB-12-305	3675	4020	N180°	-47°	252.0	94.4	95.6	1.2	5.58	2
						160.2	162.6	2.4	5.43	E
MB-12-306	3800	4035	N180°	-49°	273.0	98.7	99.7	1.0	45.80	*
MB-07-016ext	4550	3844	N180°	-60°	210.0	222.0	223.2	1.2	1.90	*
MB-08-055ext	4250	4210	N180°	-63°	390.0 to	437.2	447.9	10.7	2.04	C1
					571.0	460.0	461.2	1.2	6.34	A
MB-08-069ext	4050	4050	N180°	-63°	224.0 to	237.3	245.4	8.1	1.66	B
					371.0	293.6	294.2	0.6	6.14	A

Note: * The intersections which are not referenced under Zones are not associated with any currently identified zones.

News Release – June 12, 2012 Marban’s Phase Two Drill Program Results Highlight Wide Mineralized And High Grade Intervals	Page | 4

About Aurizon
Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions.  Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKTunder the symbol "AZK".  Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

Aurizon Mines Ltd.
George Paspalas, President & CEO – 604-687-6600
Martin Bergeron, Vice President Operations – 819-874-4511
Investor Relations: jennifer.north@aurizon.com
Telephone: 604-687-6600    Fax: 604-687-3932
Toll Free: 1-800-411-GOLD (4653)
Email: info@aurizon.com  Website:  www.aurizon.com

FORWARD LOOKING STATEMENTS AND INFORMATION

This news release contains "forward-looking statements" and "forward-looking information" within the meaning of applicable securities regulations in Canada and the United States (collectively, "forward-looking information"). The forward-looking information is based on information available to the Company as of the date of this news release.   Except as required under applicable securities legislation, the Company does not intend and does not assume any obligation to update this forward-looking information.  Forward-looking information in this news release includes  future exploration work, expected timing of an updated resource estimate on the Marban property,and future technical studies and test work. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intents”, “anticipates”, or “believes”, “has the potential”, or the negatives thereof or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved.
Such forward-looking information is based on a number of assumptions, including but not limited to those set out in this news release and the Company’s annual information form (“AIF”) for its most recent year end filed on SEDAR.  Such assumptions include those relating to US : Canadian dollar exchange rates, gold price per ounce, anticipated fuel prices, that the availability of experienced personnel and suppliers for the project, that equipment will be available when required and at estimated costs, that no unforeseen accident, fire ground instability, flooding, labour disruption, equipment failure, metallurgical, environmental or other events that could delay or increase the cost of development will occur, that the results of exploration activities will be consistent with the Company’s expectations, that the current price of and demand for gold will be sustained or will improve, that the supply of gold will remain stable, that the general business, political and economic conditions as well as those specific to the Company’s operations will not change in a material adverse manner, and that financing will be available if and when needed on reasonable terms.
Forward-looking information is by nature uncertain and involves foreseeable and unforeseeable risks and other factors which may cause the actual outcomes, costs, timing and performance to be  materially different from those anticipated by such information.   Such risks and factors include, among others, the risk that any of the assumptions on which the forward-looking information is based prove to be incorrect or invalid, the risk of unexpected variations in grade, of failure of equipment, of accidents, labor disputes, unanticipated delays in obtaining results or governmental approvals or financing, or in the completion of exploration programs, including costs of labour, equipment and materials, of an undiscovered defect in title or other adverse claim, that required supplies, equipment or personnel will not be available or will not be available on a timely basis or that the cost of labour, equipment or supplies will increase more than expected, that the future price of gold will decline, that the Canadian dollar will strengthen against the U.S. dollar, that mineral resources are not as estimated, that actual costs or actual results of reclamation activities are greater than expected; that changes in project parameters as plans continue to be refined may result in increased costs, and other risks generally associated with exploration, development and mining activities that may affect the reliability of the forward looking information herein, including those  described in Aurizon's AIF and in Aurizon's Annual Report on Form 40-F (“40-F”) filed with the United States Securities and Exchange Commission.  The AIF and 40-F are available respectively  on Sedar at www.sedar.com and on Edgar at www.sec.gov/. There may be factors in addition to those described herein or in the AIF or 40-F that cause actions, events or results not to be as anticipated, estimated or intended and  there can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated. Readers are cautioned not to place undue reliance on forward-looking information due to the inherent uncertainty thereof.

News Release – June 12, 2012 Marban’s Phase Two Drill Program Results Highlight Wide Mineralized And High Grade Intervals	Page | 5

AURIZON MINES LTD.

MARBAN PROJECT (QUEBEC)
Marban Zone
Follow up drilling

June 12, 2012

W
E
Surface
24.6/1.2
26.1/1.2
45.8/1.0
39.1/1.2
7.3/7.2
4.7/13.0
4.3/4.8
4.3/4.5
39.5/1.0
5.1/6.0
2.0/10.7
-200m
-400m
-600m
High Grade Western Zone
High Grade Eastern Downdip Zone
Enrichment trends
Previous hole
New hole reported
Only intervals metal factor ≥20 are shown on this sketch
Indicated Resources
Inferred Resources
Past Production
Existing infrastructure
0 100m
Composite Longitudinal Section
QUEBEC
Val-d'Or
Keriens River
Montigny Lake
Norbenite Shear Zone
Marban Deposit
Hydro Power Line
Granodiorite
Mine Sequence
Ultramafic Units
117
0 200m
Surface Geology

Reference: News Release Issue No. 17 - 2012